Exhibit 10(d)

Adtalem Global Education Inc.

Restricted Stock Unit Award Agreement (Director)

Participant Name: Participant Address: Awards Granted: Award Type: Grant Name: Grant Award Date:

THIS AGREEMENT, made and entered into as of the Award Date by and between Adtalem Global Education Inc., a Delaware corporation (“Adtalem”), and the Participant.

WHEREAS, Adtalem maintains the Adtalem Global Education, Inc. Amended and Restated Incentive Plan of 2013 (the “Plan”); and

WHEREAS, the Participant is a member of the board of directors of Adtalem or one of its subsidiaries (a “Director”) who is entitled to receive an award of Stock Units (this award is referred to as “Full Value Shares” in this Agreement because it represents the Participant’s ability to receive actual shares of common stock of Adtalem (“Common Stock”) as the Full Value Share award vests).

NOW, THEREFORE, Adtalem and the Participant hereby agree as follows:

1.                  Agreement.  This Agreement evidences the award to the Participant of the number of Full Value Shares relating to the Common Stock of Adtalem as set forth above.  A Full Value Shares is the right to receive a distribution of a share of Common Stock for each Full Value Shares as described in Section 5 of the Agreement.  The Agreement and Full Value Shares award shall be subject to the following terms and conditions and the provisions of the Plan, which are hereby incorporated by reference.  A copy of the Plan may be obtained by the Participant from the office of the Secretary of Adtalem or from the stock administrator’s website.

2.                  Full Value Shares Account.  Adtalem shall maintain an account (the “Account”) on its books in the name of the Participant which shall reflect the number of Full Value Shares awarded to the Participant and not vested.  Until the Full Value Shares vest, they are not actual shares of Common Stock, but represent the right to receive shares of Common Stock upon vesting.

3.                  Payment of Dividends.  Upon the payment of any dividends on Common Stock occurring while any portion of the Participant’s Full Value Shares award is outstanding, Adtalem shall credit an amount equal to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Full Value Shares in the Participant’s Account on that date, which will be paid to the Participant upon, or shortly after, vest.

4.                  Vesting.

(a)                Except as described below, the Participant shall become vested in his or her Full Value Shares award in accordance with the Vesting Schedule set forth above if he or she remains in continuous employment with Adtalem or an affiliate until such date.

(b)               If the Participant ceases to be a Director prior to the completion of the Vesting Schedule due to death or disability, the Full Value Shares award shall become fully vested on such date.  For this purpose “disability” means the Participant is determined to be totally disabled by the Social Security Administration.

(c)               Notwithstanding the foregoing, the Participant shall forfeit any unvested portion of the Full Value Share award if the Participant ceases to be a Director due to gross misconduct. For purposes of this Agreement, gross misconduct shall mean (i) the Participant commits a felony or other crime involving moral turpitude or commits any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) the Participant’s gross negligence or willful misconduct with respect to the performance of the Participant’s duties as a Director, or (iii) the Participant commits a material violation of the Adtalem Code of Business Conduct and Ethics.

5.                  Settlement of Award.  If and when a Participant becomes vested in his or her Full Value Shares award in accordance with Section 4, Adtalem shall distribute to him or her, or his or her personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of Full Value Shares subject to the Full Value Shares award that become so vested.  Such shares shall be delivered within 30 days following the date of vesting.

6.                  Withholding Taxes.  The Participant shall pay to Adtalem an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements arising in connection with the vesting of the Full Value Shares award prior to the delivery of any shares subject to such Full Value Shares award.  Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash received from a broker-dealer to whom the Participant has submitted irrevocable instructions to deliver the amount of withholding tax to Adtalem from the proceeds of the sale of shares subject to the Full Value Shares award, (c) by directing Adtalem to withhold a number of shares otherwise issuable pursuant to the Full Value Shares award with a fair market value equal to the tax required to be withheld, or (d) by delivery (including attestation) to Adtalem of other Common Stock owned by the Participant that is acceptable to Adtalem, valued at its fair market value on the date of payment.

7.                  Change in Control.  In the event of a Change in Control of Adtalem (as defined in the Plan), the Participant shall become immediately vested in his or her Full Value Share award, and the Compensation Committee of Adtalem’s Board of Directors (the “Committee”) shall have the sole discretion to take appropriate actions with respect to the Full Value Share award, including (a) to cause such Full Value Share award to be settled in shares of Common Stock as described in Section 5 above, which shares shall be subject to the terms of the Change in Control event in the same manner as the other shares of outstanding Common Stock, or (b) to provide for the mandatory purchase of the Full Value Share award for an amount of cash equal to the then Fair Market Value of the Common Stock, multiplied by the number of Full Value Shares subject to the Full Value Share award.

8.                  Rights as Stockholder.  The Participant shall not be entitled to any of the rights of a stockholder of Adtalem with respect to the Full Value Shares award, including the right to vote and to receive dividends and other distributions, until and to the extent the Full Value Shares award vests and is settled in shares of Common Stock.

9.                  Share Delivery.  Delivery of any shares in connection with settlement of the Full Value Shares award will be by book-entry credit to an account in the Participant’s name established by Adtalem with Adtalem’s transfer agent, or upon written request from the Participant (or his or her personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Participant (or his or her personal representative, beneficiary or estate).

10.              Award Not Transferable.  The Full Value Shares award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order.  The Full Value Shares award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind.  Any attempted assignment, transfer, pledge, or encumbrance of the Full Value Shares award, other than in accordance with its terms, shall be void and of no effect.

11.              Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries to whom distribution of the shares of Common Stock subject to the vested portion of the Full Value Shares award is to be made, in the event of his or her death.  Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee during his or her lifetime.  In the absence of any such designation, or if all beneficiaries predecease the Participant, then the Participant’s beneficiary shall be his or her estate.

12.              Administration.  The Full Value Shares award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

13.              Governing Law.  This Agreement, and the Full Value Shares award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

14.              Acceptance of Agreement by Participant.  The Participant’s receipt of the Full Value Shares award is conditioned upon the acceptance of this Agreement by the Participant no later than 60 days after the Award Date set forth above or, if later, 30 days after the Participant receives this Agreement.  Upon execution of the Agreement, the Participant and Adtalem signify their agreement with the terms and conditions of this Agreement.